SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 6, 2010
Date of Report (Date of earliest event reported)

UNITED SECURITY BANCSHARES
(Exact Name of Registrant as Specified in its Charter

000-32987	91-2112732
(Commission	(IRS Employer
File Number)	Identification No.)

2126 Inyo Street, Fresno, CA	93721
(Address of Principal Executive Office)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2010, the Company’s Executive Committee (consisting of outside members of the Board of Directors) approved the following amendments to the compensation plan for Company’s senior officers:

-	The Chief Executive Officer’s base salary was increased from $360,000 per year to $480,000 per year.

-	The base salary for the newly created position of Executive Vice President and Chief Administrative Officer was set at $190,000 per year.

-	The base salaries of the Chief Financial Officer, Chief Operating Officer, and Chief Credit Officer were raised from $142,000 per year to $150,000 per year.

-	The Chief Banking Officer’s base salary was increased from $118,000 per year to $125,000 per year.

The Executive Committee approved the salary increases in recognition of the fact that the Company had not increased salaries in more than three years and that the increases were necessary in light of competitive pressures.

Concurrent with the above salary changes, and to reduce risk, the Board discontinued the annual incentive program for senior management which included bonuses of up to 4% of net income for the Chief Executive Officer and of up to 1% of net income for other senior officers.  Future incentive bonuses for senior management, if any, will be granted at the discretion of the Company’s Board of Directors rather than pursuant to pre-determined formulae.

These changes were made by the Company’s Executive Committee in conjunction with the approval of the promotions of the Senior Vice President and Chief Financial Officer to the position of Executive Vice President and Chief Administrative Officer; and of the Vice President and Controller to the position of Senior Vice President and Chief Financial Officer. The newly appointed Chief Financial Officer was also granted an incentive stock option to purchase 25,000 shares of the Company’s common stock vesting at 20% per year over five years and expiring in ten years. Details of the promotions were disclosed in the Company’s 8-K filed with the Commission on February 10, 2010.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d)           Exhibits.

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

United Security Bancshares
Date: February 22, 2010	By:	/s/ Richard B. Shupe
Senior Vice President &
Chief Financial Officer